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                                                                     EXHIBIT 4.2

                             SUPPLEMENTAL INDENTURE



                                 March 31, 1998



                                 by and between



                                  SIMCALA, INC.



                                       and



                     IBJ SCHRODER BANK & TRUST COMPANY, INC.






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         SUPPLEMENTAL INDENTURE, dated as of March 31, 1998 (the "Supplemental
Indenture") between SIMCALA, Inc., a Delaware corporation (the "Company"), and IBJ Schroder Bank & Trust Company, a New York Banking Corporation, as trustee ("Trustee").


                               W I T N E S S E T H:

         WHEREAS, SAC Acquisition Corp., a Georgia corporation ("SAC"), and the Trustee entered into the Indenture, dated as of March 31, 1998 (the "Indenture"), with respect to $75,000,000 aggregate principal amount of SAC's 9 5/8% Senior Notes due 2006 (the "Notes");

         WHEREAS, pursuant to the Stock Purchase Agreement, dated February 10, 1998, among SAC, the Company and the selling stockholders named therein, SAC acquired all of the outstanding capital stock of the Company;

         WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of March 31, 1998, SAC was merged with and into the Company, with the Company being the surviving corporation;

         WHEREAS, the Company desires to assume all of SAC's rights and obligations under the Indenture; and

         WHEREAS, the Company and the Trustee desire to execute and deliver this Supplemental Indenture pursuant to, and in accordance with, Section 9.01(d) of the Indenture.

         NOW THEREFORE, in consideration of good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1.        ASSUMPTION OF RIGHTS AND OBLIGATIONS.

         The Company and the Trustee agree, for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes, that the Company shall assume all of the rights and obligations of SAC under the Indenture.

         SECTION 2.        MISCELLANEOUS.

         (a) Operative Date. This Supplemental Indenture shall become effective as of the date hereof upon due execution by the Company and the Trustee.

         (b) Governing Law. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

         (c) Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.



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                                   SIGNATURES


Dated as of March 31, 1998                  SIMCALA, INC.



                                            By:/s/ C. E. Boardwine
                                               ---------------------------------
                                               Name: C. Edward Boardwine
                                               Title: Chief Executive Officer


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Dated as of March 31, 1998                  IBJ SCHRODER BANK & TRUST
                                            COMPANY, AS TRUSTEE



                                            By: /s/ Stephen J. Giurlando
                                                --------------------------------
                                                Name:   Stephen J. Giurlando
                                                Title:  Assistant Vice President


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